EXHIBIT 99.1

IZEA Reports Record Third Quarter 2016 Results
Record Revenue Up 38% to $7.5 Million; Record Gross Profit Up 66% to $3.6 Million

ORLANDO, FL (November 14, 2016) - IZEA, Inc. (NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported results for the third quarter ended September 30, 2016.

Q3 2016 Financial Highlights vs. Same Year-ago Quarter

•	Revenue up 38% to a record $7.5 million.

•	Sponsored Social revenue increased 44% to $4.6 million, Content revenue increased 28% to $2.8 million.

•	Revenue backlog at the end of the quarter was $9.2 million, including unbilled bookings of $5.5 million and unearned revenue of $3.7 million.

•	Net bookings increased 14% to $7.7 million. The increase in bookings included Sponsored Social bookings up 14% to $4.4 million and Content bookings up 15% to $3.3 million.

•	Gross profit increased 66% to a record $3.6 million.

•	Gross margin was 48%, up from 40% in Q3 2015. Sponsored Social gross margin was 60%, up from 58% in Q3 2015. Gross margin for Content was 26%, up from 11% in Q3 2015.

•	Net loss improved 42% to negative $1.5 million versus negative $2.6 million in Q3 2015, an improvement of $1.1 million.

•	Adjusted EBITDA improved 41% to negative $0.9 million versus negative $2.2 million in Q3 2015, an improvement of $1.3 million.

•	New opportunity pipeline, a representation of new client proposals generated within the quarter, decreased 23% to $28.2 million. Pipeline conversion rate increased from 18.5% to 27%.

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At the end of the quarter, cash and cash equivalents totaled $6.6 million, accounts receivable, net of allowance for doubtful accounts, was $4.6 million and the company had an unused credit line of $5.0 million.

Q3 2016 Operational Highlights

•	Expanded custom content offering with acquisition of ZenContent

•	Selected by Federated Media to further expand influencer network

•	Partnered with VISIT FLORIDA to create virtual reality tourism influencer marketing campaign

•	Recognized as a Top 100 Company in Central Florida by Orlando Sentinel

•	Petitioned the Unicode consortium to create #AD Emoji

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Released 30 updates to IZEAx, including a completely new click and view tracking micro-service, real-time chat between creators and brands, enhanced search features and multiple infrastructure improvements in preparation of the launch of IZEAx 2.0.

Management Commentary

“Our strong third quarter results were driven by continued growth in organic revenue across all revenue streams,” said Ted Murphy, IZEA’s Chairman and CEO, “In addition to topline growth, we continue to see large gains in our custom content margins, which have more than doubled from this time last year. Our cash-based operating expenses have increased only 4% from Q3 2015, while revenue has grown 38% and gross profit has grown 66% during the same period. Revenue is up 57% to $26.1 million for the trailing twelve months ending September 30, 2016, versus the same period a year-ago. I believe we are starting to see some demonstrable operating leverage in the business due to the investments in our proprietary technology.”

“Looking ahead, we plan to continue to invest in growing our sales organization to support growth, but at a more tempered rate given the macroeconomic climate. We had originally planned to employ 65 sales people by the end of 2016. We have reduced that target to 50 sales people this year in order to decrease our near term cash expenditure and optimize operations. Our revenue forecast of $27-30 million for 2016 remains unchanged. Our gross profit margin should increase to 46-47%, up from our original outlook of 30-35%. We reduce our bookings forecast to $29-30 million given the smaller team as well as some client delays we have seen in the months running up to the election.”

“The election cycle has had an impact on client commitments, especially for our larger engagements. While we are still expecting Q4 to be a record quarter, the delays and political uncertainty will have a near term effect as many executives have taken a “wait and see” position. That position has started to warm post election night. However, we have some ground to make up for the quarter. Beyond 2016, we see great opportunity in both segments of our business and the fundamental demand for IZEA’s offerings remains very strong. In addition to continuing the growth of our current offerings, we will announce several new revenue generating software services in Q1 2017 at IZEAFest.”

Q3 2016 Financial Results
Revenue in the third quarter of 2016 increased 38% to a record $7.5 million, compared to $5.4 million in the same year-ago quarter. The increase is primarily due to organic growth in all of the company’s revenue streams, including Sponsored Social revenue, Content revenue, and, to a lesser extent, Service Fee revenue.

Gross profit in the third quarter of 2016 increased 66% to a record $3.6 million or 48% of revenue. This compares to $2.2 million, or 40% of revenue, in the third quarter of 2015. The increase in gross profit was primarily attributable to a favorable shift to higher margin managed services versus self-service content and sponsored social offerings.

Operating expenses in the third quarter of 2016 were $5.0 million, compared to $3.0 million in the same year-ago quarter. In 2015, the operating expenses were reduced by a $1.7 million gain on the change in the fair value of business acquisition costs related to the Ebyline acquisition in January 2015. Without this non-standard gain in our 2015 operating expenses, the increase in our operating expenses was less than $300,000. This increase in operating expenses was primarily due to increased personnel related costs offset by lower fees for legal expenses. Personnel costs increased as a result of a 39% increase in the average number of the company’s administrative and engineering personnel and a 31% increase in the number of its sales and marketing personnel compared to the third quarter of 2015 and legal fees decreased due to the settlement of a patent litigation in the third quarter of 2015.

Net loss in the third quarter of 2016 was $1.5 million or $(0.28) per share, as compared to a net loss of $2.6 million or $(0.65) per share in the same year-ago quarter. The improvement in net loss is primarily due to increased revenue and profit margins partially offset by the increase in expenses in the third quarter of 2016 compared to the same year-ago quarter.

Adjusted EBITDA (a non-GAAP metric management uses as a proxy for operating cash flow, as defined below) in the third quarter of 2016 was negative $0.9 million, compared to negative $2.2 million in the same year-ago quarter. The change in adjusted EBITDA was primarily due to the increased revenue and profit margins thereon. Adjusted EBITDA as a percentage of revenue in the third quarter of 2016 was negative 12% as compared to negative 40% in the same year-ago quarter.

Cash and cash equivalents at September 30, 2016 totaled $6.6 million. The company continues to operate debt free.

Conference Call
IZEA will hold a conference call to discuss its third quarter results today at 5:00 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Monday, November 14, 2016
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Dial-in number: 1-201-689-8471
Webcast: http://public.viavid.com/index.php?id=121633

The conference call will be webcast live and available for replay via the Investors section of the company’s website at http://corp.izea.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through November 21, 2016.

Replay number: 1-412-317-6671
Replay ID: 13648336

About IZEA
IZEA operates IZEAx, the premier online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-list celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Financial Methodology & Related Disclosures
"EBITDA" is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities including non-cash transactions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IZEA may not be comparable to EBITDA presented by other companies. IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment and all other income and expense items such as loss on exchanges and changes in fair value of derivatives, if applicable.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the content and social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement

IZEA, Inc.
Consolidated Balance Sheets

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current:
Cash and cash equivalents	$6,598,901	$11,608,452
Accounts receivable, net of allowance for doubtful accounts of $294,000 and $139,000	4,572,721	3,917,925
Prepaid expenses	287,604	193,455
Other current assets	14,540	16,853
Total current assets	11,473,766	15,736,685

Property and equipment, net of accumulated depreciation of $562,128 and $445,971	532,356	596,008
Goodwill	3,604,720	2,468,289
Intangible assets, net of accumulated amortization of $1,346,026 and $730,278	1,912,443	1,806,191
Software development costs, net of accumulated amortization of $336,491 and $207,514	989,745	813,932
Security deposits	160,583	117,946
Total assets	$18,673,613	$21,539,051

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,258,981	$995,275
Accrued expenses	1,164,139	908,519
Unearned revenue	3,746,494	3,584,527
Current portion of deferred rent	43,305	14,662
Current portion of capital lease obligations	—	7,291
Current portion of acquisition costs payable	1,082,964	844,931
Total current liabilities	7,295,883	6,355,205

Deferred rent, less current portion	71,074	102,665
Acquisition costs payable, less current portion	683,219	889,080
Warrant liability	100	5,060
Total liabilities	8,050,276	7,352,010

Stockholders’ equity:
Common stock, $.0001 par value; 200,000,000 shares authorized; 5,450,005 and 5,222,951, respectively, issued and outstanding	545	522
Additional paid-in capital	50,602,881	48,436,040
Accumulated deficit	(39,980,089)	(34,249,521)
Total stockholders’ equity	10,623,337	14,187,041

Total liabilities and stockholders’ equity	$18,673,613	$21,539,051

IZEA, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenue	$7,496,972	$5,442,457	$19,876,611	$14,205,693
Cost of sales	3,927,279	3,290,457	10,447,035	8,649,308
Gross profit	3,569,693	2,152,000	9,429,576	5,556,385

Operating expenses:
General and administrative	2,454,555	1,056,473	7,559,302	5,081,367
Sales and marketing	2,584,287	1,982,088	7,556,664	5,310,124
Total operating expenses	5,038,842	3,038,561	15,115,966	10,391,491

Loss from operations	(1,469,149)	(886,561)	(5,686,390)	(4,835,106)

Other income (expense):
Interest expense	(25,511)	(31,191)	(58,261)	(86,354)
Loss on exchange of warrants	—	(1,845,810)	—	(1,845,810)
Change in fair value of derivatives, net	(14,705)	115,904	14,568	(2,139,540)
Other income (expense), net	(2,238)	2,571	(485)	5,520
Total other income (expense)	(42,454)	(1,758,526)	(44,178)	(4,066,184)

Net loss	$(1,511,603)	$(2,645,087)	$(5,730,568)	$(8,901,290)

Weighted average common shares outstanding – basic and diluted	5,420,020	4,075,605	5,357,119	3,286,431
Basic and diluted loss per common share	$(0.28)	$(0.65)	$(1.07)	$(2.71)

IZEA, Inc.
Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(5,730,568)	$(8,901,290)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	190,338	149,873
Amortization of software development costs and other intangible assets	744,725	481,187
(Gain)/Loss on disposal of equipment	(484)	595
Provision for losses on accounts receivable	155,000	36,000
Stock-based compensation	576,144	511,202
Fair value of stock and warrants issued or to be issued for payment of services	107,440	136,592
Gain on change in value of contingent acquisition costs payable	—	(1,734,300)
Loss on exchange of warrants	—	1,845,810
Change in fair value of derivatives, net	(14,568)	2,139,540
Changes in operating assets and liabilities, net of effects of business acquired:
Accounts receivable	(472,612)	(611,400)
Prepaid expenses and other current assets	(51,792)	(465,191)
Accounts payable	263,706	87,043
Accrued expenses	(142,156)	726,643
Unearned revenue	161,967	557,927
Deferred rent	(2,948)	1,644
Net cash used for operating activities	(4,215,808)	(5,038,125)

Cash flows from investing activities:
Purchase of equipment	(121,651)	(145,579)
Increase in software development costs	(304,790)	—
Acquisition, net of cash acquired	(329,468)	(905,586)
Security deposits	(42,637)	(477)
Net cash used for investing activities	(798,546)	(1,051,642)

Cash flows from financing activities:
Proceeds from exercise of options and warrants	34,587	12,886,950
Stock issuance costs	(22,493)	—
Payments on capital lease obligations	(7,291)	(46,065)
Net cash provided by financing activities	4,803	12,840,885

Net increase (decrease) in cash and cash equivalents	(5,009,551)	6,751,118
Cash and cash equivalents, beginning of period	11,608,452	6,521,930

Cash and cash equivalents, end of period	$6,598,901	$13,273,048

Supplemental cash flow information:
Cash paid during the year for interest	$47,045	$5,805

Non-cash financing and investing activities:
Fair value of warrants issued	$—	$51,950
Acquisition costs payable for assets acquired	$—	$3,942,639
Acquisition costs paid through issuance of common stock	$1,448,832	$250,000
Fair value of common stock issued for future services	$31,962	$—
Fair value of warrants reclassified from liability to equity	$—	$6,530,046

IZEA, Inc.
Reconciliation of GAAP to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$(1,511,603)	$(2,645,087)	$(5,730,568)	$(8,901,290)
Non-cash stock-based compensation	170,818	188,458	576,144	511,202
Non-cash stock issued for payment of services	34,970	31,251	107,440	136,592
Change in the fair value of derivatives	14,705	(115,904)	(14,568)	2,139,540
Loss on exchange of warrants	—	1,845,810	—	1,845,810
Loss (gain) on disposal of equipment	(484)	595	(484)	595
Gain on change in value of contingent acquisition costs payable	—	(1,734,300)	—	(1,734,300)
Interest expense	25,511	31,191	58,261	86,354
Depreciation and amortization	339,589	230,553	935,063	631,060
Adjusted EBITDA	$(926,494)	$(2,167,433)	$(4,068,712)	$(5,284,437)